Exhibit 99.1

C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, July 24, 2012 – C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (NASDAQ: CHRW), today reported financial results for the quarter ended June 30, 2012.

Summarized financial results for the quarter ended June 30 are as follows (dollars in thousands, except per share data):

	Three months ended June 30,			Six months ended June 30,
	2012	2011	% change	2012	2011	% change
Total revenues	$2,955,714	$2,707,662	9.2%	$5,507,828	$5,073,134	8.6%
Net revenues:
Transportation
Truck	$312,638	$314,302	-0.5%	$628,047	$608,802	3.2%
Intermodal	10,019	10,862	-7.8%	19,730	20,462	-3.6%
Ocean	16,958	16,400	3.4%	32,719	31,970	2.3%
Air	10,577	11,435	-7.5%	19,450	20,620	-5.7%
Other logistics services	18,814	14,848	26.7%	36,276	28,913	25.5%

Total transportation	369,006	367,847	0.3%	736,222	710,767	3.6%
Sourcing	40,205	34,929	15.1%	72,148	67,928	6.2%
Payment services	16,312	15,090	8.1%	31,899	29,512	8.1%

Total net revenues	425,523	417,866	1.8%	840,269	808,207	4.0%

Operating expenses	240,609	237,771	1.2%	485,810	471,397	3.1%

Operating income	184,914	180,095	2.7%	354,459	336,810	5.2%
Net income	$114,582	$111,023	3.2%	$221,082	$208,051	6.3%

Diluted EPS	$0.71	$0.67	6.0%	$1.36	$1.26	7.9%

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C.H. Robinson Worldwide, Inc.

July 24, 2012

Our truck net revenues, which consist of truckload and less-than-truckload (“LTL”) services, decreased 0.5 percent in the second quarter of 2012. Our truckload volumes increased approximately ten percent in the second quarter of 2012 compared to the second quarter of 2011. Our truckload net revenue margin decreased in the second quarter of 2012 compared to the second quarter of 2011, due to our cost per mile rising faster than our price per mile. Excluding the estimated impacts of the change in fuel, our truckload pricing to our customers increased approximately one percent in the second quarter of 2012 compared to the second quarter of 2011. Our truckload transportation costs increased approximately three percent, excluding the estimated impacts of the change in fuel. Our LTL net revenues increased approximately 12 percent. The increase was driven by an increase in total shipments of approximately 17 percent, partially offset by decreased net revenue margin.

Our intermodal net revenues decreased 7.8 percent in the second quarter of 2012. This was due to decreased net revenue margin, offset partially by volume growth. Our net revenue margin decline was due to a change in our mix of business and increased cost of capacity. We have purchased an additional 500 intermodal containers and expect that all will be in service by the end of the third quarter. These will replace our 350 leased containers.

Our ocean transportation net revenues increased 3.4 percent in the second quarter of 2012, driven by increased pricing, partially offset by decreased volumes.

Our air transportation net revenues decreased 7.5 percent in the second quarter of 2012 due to pricing declines, partially offset by volume increases.

Other logistics services net revenues, which include transportation management services, customs, warehousing, and small parcel, increased 26.7 percent in the second quarter of 2012. This was primarily due to increases in our transportation management and customs net revenues.

Sourcing net revenues increased 15.1 percent in the second quarter of 2012. This was due to volume growth and increased net revenue margin due to commodity and service mix. Excluding Timco Worldwide, which was acquired on September 26, 2011, we estimate that Sourcing net revenues increased approximately eight percent in the second quarter of 2012.

Our Payment Services net revenues increased 8.1 percent in the second quarter of 2012 primarily due to an increase in transactions.

For the second quarter, operating expenses increased 1.2 percent to $240.6 million in 2012 from $237.8 million in 2011. This was due to a decrease of 1.0 percent in personnel expense and an increase of 7.8 percent in other selling, general, and administrative expenses. For the second quarter, operating expenses as a percentage of net revenues declined to 56.5 percent in 2012 from 56.9 percent in 2011.

Our personnel expense decrease was driven by declines in various incentive plans that are designed to keep expenses variable based on growth in earnings, offset partially by an increase in our average headcount of approximately nine percent. Other operating expense growth was driven primarily by an increase in travel expenses and claims, partially offset by a decrease in the provision for doubtful accounts.

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C.H. Robinson Worldwide, Inc.

July 24, 2012

From July 1 through July 23, 2012, our North American truckload volume growth per business day was approximately 11 percent. Through the same period, our total net revenue per business day declined approximately 1.5 percent.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 37,000 active customers through a network of 234 offices in North America, South America, Europe, Asia, and Australia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 53,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call and we undertake no obligation to update the replay.

Conference Call Information:

C.H. Robinson Worldwide Second Quarter 2012 Earnings Conference Call

Tuesday July 24, 2012 5:00 pm. Eastern Time

The call will be limited to 60 minutes, including questions and answers.

Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com

To participate in the conference call by telephone, please call ten minutes early by dialing: 800-762-8779

Callers should reference the conference ID, which is 4548964

Webcast replay available through Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on April 27: 800-406-7325; passcode: 4548964#

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C.H. Robinson Worldwide, Inc.

July 24, 2012

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues:
Transportation	$2,476,805	$2,269,036	$4,653,602	$4,260,058
Sourcing	462,597	423,536	822,327	783,564
Payment Services	16,312	15,090	31,899	29,512

Total revenues	2,955,714	2,707,662	5,507,828	5,073,134

Costs and expenses:
Purchased transportation and related services	2,107,799	1,901,189	3,917,380	3,549,291
Purchased products sourced for resale	422,392	388,607	750,179	715,636
Personnel expenses	177,184	178,945	360,622	354,054
Other selling, general, and administrative expenses	63,425	58,826	125,188	117,343

Total costs and expenses	2,770,800	2,527,567	5,153,369	4,736,324

Income from operations	184,914	180,095	354,459	336,810

Investment and other income	686	326	900	551

Income before provision for income taxes	185,600	180,421	355,359	337,361
Provision for income taxes	71,018	69,398	134,277	129,310

Net income	$114,582	$111,023	$221,082	$208,051

Net income per share (basic)	$0.71	$0.67	$1.36	$1.26
Net income per share (diluted)	$0.71	$0.67	$1.36	$1.26
Weighted average shares outstanding (basic)	161,887	164,607	162,290	164,847
Weighted average shares outstanding (diluted)	162,200	165,194	162,643	165,461

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C.H. Robinson Worldwide, Inc.

July 24, 2012

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$240,627	$373,669
Receivables, net	1,415,390	1,189,637
Other current assets	51,584	48,237

Total current assets	1,707,601	1,611,543

Property and equipment, net	132,255	126,830
Intangible and other assets	400,143	399,668

Total Assets	$2,239,999	$2,138,041

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$834,692	$704,734
Accrued compensation	65,265	117,541
Other accrued expenses	49,384	54,357

Total current liabilities	949,341	876,632

Long term liabilities	12,468	12,935

Total liabilities	961,809	889,567

Total stockholders’ investment	1,278,190	1,248,474

Total liabilities and stockholders’ investment	$2,239,999	$2,138,041

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C.H. Robinson Worldwide, Inc.

July 24, 2012

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands, except operational data)

	Six months ended June 30,
	2012	2011
Operating activities:
Net income	$221,082	$208,051
Stock-based compensation	16,559	22,609
Depreciation and amortization	17,208	15,299
Provision for doubtful accounts	3,608	4,062
Other non-cash expenses, net	5,957	(618)
Net changes in operating elements	(154,386)	(170,549)

Net cash provided by operating activities	110,028	78,854
Investing activities:
Purchases of property and equipment	(17,403)	(11,733)
Purchases and development of software	(7,567)	(8,052)
Sales/maturities of available-for-sale securities	—	9,311
Other	192	5

Net cash used for investing activities	(24,778)	(10,469)

Financing activities:
Payment of contingent purchase price	(11,613)	(4,318)
Net repurchases of common stock	(102,767)	(59,583)
Excess tax benefit on stock-based compensation	7,654	11,053
Cash dividends	(109,151)	(97,562)

Net cash used for financing activities	(215,877)	(150,410)
Effect of exchange rates on cash	(2,415)	(685)

Net change in cash and cash equivalents	(133,042)	(82,710)
Cash and cash equivalents, beginning of period	373,669	398,607

Cash and cash equivalents, end of period	$240,627	$315,897

	As of June 30,
	2012	2011
Operational Data:
Employees	8,743	8,013
Branches	234	232

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